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                                                                   Exhibit 23.1

Consent of Independent Auditors


The Board of Directors
EDO Corporation:

We consent to incorporation by reference in Registration Statement Nos.002-69243, 033-1526, 033-28020 and 333-77865 on Form S-8 of EDO Corporation
of our reports dated February 15, 2000, relating to the consolidated balance sheet of EDO Corporation and subsidiaries as of December 31, 1999 and the related consolidated statements of earnings, shareholders' equity and cash flows and the related financial statement schedule for each of the years in the two-year period ended December 31, 1999, which reports appear or are incorporated by reference into the December 31, 2000 annual report on Form 10-K of EDO Corporation.

/s/ KPMG LLP

Melville, New York
March 28, 2001